IntesaBci S.p.A. - Filiale di Milano

C.so di P.ta Nuova, 7 - 20121 Milano

Unicredito Italiano S.p.A. - Direzione Centrale

Via S. Protaso, 3 - 20121 Milano

Credito Italiano S.p.A. - Filiale Corporate di Milano Cordusio

Piazza Cordusio 2, 20123 Milano



c/o

Credito Italiano S.p.A. - Filiale Corporate di Milano Cordusio

Piazza Cordusio 2, 20123 Milano



                                                          Milan, October 3, 2001

Dear Sirs,

Following your letter of October 3, 2001, in which you proposed to our company the establishment of a deed of pledge, guaranteed by credits deriving from the "Financing Contract for Olimpia S.p.A.", concluded by us as of October 3, the text of which is here reproduced in full:



<<

   IntesaBci S.p.A. - Filiale di Milano Unicredito Italiano S.p.A. - Direzione
                                    Centrale

         Credito Italiano S.p.A. - Filiale Corporate di Milano Cordusio



Sirs

Olimpia S.p.A.

Viale Sarca 222 - 20126 Milano

                                                          Milan, October 3, 2001

Dear Sirs,

With relation to existing contacts, through the present document, IntesaBci S.p.A. and Unicredito Italiano S.p.A., together with Credito Italiano S.p.A. as agent bank, propose to your company the establishment of deed of pledge guaranteed by credits deriving from the "Financing Contract for Olimpia S.p.A.", by means of the following:

        ESTABLISHMENT OF PLEDGE ON SHARES AND WARRANTS OF OLIVETTI S.P.A.

                                     BETWEEN

1. Olimpia S.p.A., company established in Italy with offices in Milan, with share capital of EURO 1,400,000,000=, entered as number 03232190961 in the Register of Milan Businesses, taxpayer's code number and VAT number 03232190961

         (hereinafter referred to as the  "Pledger");

                                       AND

2. IntesaBci S.p.A., with offices in Milan, Piazza Paolo Ferrari, 10 with share capital equal to Lire 6,628,613,716.000=, entered as number 00799960158 in the Register of Milan Businesses, taxpayer's code number 00799960158, who is acting in the present contract of pledge through its own branch in Milan, C.so di P.ta nuova 7, 20121 Milano, with fiscal residence in Italy,

         (hereinafter referred to as "IntesaBci").

3. Unicredito Italiano S.p.A., with offices in Genova, Via Dante 1, Genova, share capital Lire 2,512,102,903,000=, entered as number 22 in the Register of Businesses held at the C.C.I.A.A. of Genova, taxpayer's code and VAT number 00348170101, who is acting in the present contract through its own Central Headquarters, Via S.Protaso 3, Milano, with fiscal residence in Italy,

         (hereinafter referred to as "Unicredito");

4. Credito Italiano S.p.A., with offices in Genova and Direzione Generale in Milano, Via Broletto 16, share capital EURO 1,588,270,000=, entered as number 384022 in the Register of Businesses kept by the C.C.I.A.A. of Genova, taxpayer's code and VAT number 12931320159, registered in the Registry of Banks and belonging to the Banking Group Unicredito, who is acting with regard to the present contract through its own Corporate Branch of Milan Cordusio, with offices at Piazza Cordusio 2, with fiscal residence in Italy, (hereinafter referred to as "Credito Italiano") who will act as agent bank and broker, as herein defined pursuant to the present legal document, and in such capacity will be referred to as the "Agent Bank" or the "Broker", according to the circumstances.

                                     WHEREAS



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

(A) The Guaranteed Creditors (as defined herein), as financing entities, and the Pledger, as the borrower, have signed in Milan, as of October 3, 2001 a contract of financing called "Financing Contract for Olimpia S.p.A." ("Financing Contract") through which the Guaranteed Creditors, each one in the limits of their promised commitment, have granted financing for the gross sum of EURO 1,000,000,000= (one billion EURO). The financing granted is reimbursable within 30 days from the Date of Disbursement (as defined in the Financing Contract), and provides for an interest rate equal to the EURIBOR rate (as defined in the Financing Contract) plus a Margin of 150 basis points (1,50%) in annual interest rate. The rate of interest on arrears for the financing described above is equal to the applicable rate of interest plus a further margin of 2%.

(B) The Pledger is holder of 1,701,802,250= ordinary shares of Olivetti S.p.A., company with office at Ivrea (TO), Via Jervis 77 (hereinafter referred to as the "Company"), which shares together represent an interest equal to 23.3% (twenty-three point three percent) in the capital of the Company (the "Olivetti Shares").

(C) The Pledger is also holder of 68,409,125 warrants ( the "Warrants") relative to ordinary share ins the Company.

(D) The Olivetti Shares and the Warrants are placed in the central management system for uncertified securities, pursuant to article 28, paragraph 1, of the legislative Decree of June 24, 1998, No. 213.

(E) By virtue of the above, Credito Italiano in its capacity as authorized broker pursuant to legislative Decree of February 24, 1998, No. 58 and with the CONSOB Regulation No. 11768 (hereinafter referred to as the "Broker"), has opened, both for the Olivetti Shares and for the Warrants, a special account registered to the company as provided in and pursuant to article 34 of the legislative Decree of June 24, No. 213 and pursuant to article 45 of the CONSOB Regulation No. 11768, destined among other things to register the establishment of bonds on the Olivetti Shares and their Warrants.

(F) With regards to the above statement, as guarantee for every credit involved in the Financing Contract, the Pledger intends to grant as pledge and hereinafter, as more specifically agreed, grants as pledge, the Olivetti Shares and the Warrants (the "Pledge").

NOW THEREFORE, the following is agreed and stipulated:

1.       PREMISES AND DEFINITIONS

1.1 The premises and the Enclosure A constitute an integral and substantial part of the present legal document.

1.2 In the present document the expression "Guaranteed Creditors" indicates IntesaBci, Unicredito and Credito Italiano, as well as any other of their successors who enjoy universal or special rights, transferees or assignees in their respective contractual positions pursuant to the Financing Contract.

2.       ESTABLISHMENT OF PLEDGE ON SHARES AND WARRANTS



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

2.1 The Pledger establishes as pledge the Olivetti Shares and Warrants, jointly in favor of each of the Guaranteed Creditors, guaranteed by the secured credits (as defined in the following article 3).

2.2 The rights of pledge constituted on the strength of the present legal document extend themselves to all the rights regarding the Olivetti Shares and the Warrants, except when provided in article 6 further forward.

3.       SECURED CREDITS

3.1 The rights of pledge on the Olivetti shares and Warrants here established guarantee - together and for the entirety of their value and without the obligation of prior examination by a third party guarantor - all of the credits, existing or future, of the Guaranteed Creditors deriving from any title of the Financing Contract, including, as an example, every credit for the reimbursement of capital, payment of interest, even when in arrears, for commissions and charges, that is in any way owed pursuant to the Financing Contract.

3.2 The credits that are guaranteed with the rights of pledge constituted on the force of the present legal document are hereinafter referred to as the "Guaranteed Credits".

4.       COMPLETION OF THE PLEDGE ON SHARES AND WARRANTS

4.1 Concomitantly to the signing of the present document, the Pledger agrees, with regard to the Olivetti Shares and Warrants established as pledge on the strength of the present document, to carry out every formality and fulfillment that would be necessary and reasonably appropriate to the aim of rendering the Pledge valid and effective in accordance with the type and nature of the credit and of the guarantee under discussion. In particular the Pledger will ensure that:

         (a) The Broker will record the establishment of the Pledge against the Olivetti Shares and Warrants of the Company in the special register of bonds pursuant to the article 87 of the legislative Decree of February 24, 1998, No. 58 and article 45 of the CONSOB Regulation No. 11768 of December 23, 1998, as successively modified, and to other provisions of the laws and regulations in force pertaining to uncertified securities;

         (b) The pledge on Olivetti Shares will be recorded in the shareholders book of the Company substantially in the form presented in Enclosure A of the present document, and a genuine copy or an extract of the pages of the shareholders book where appear such notations, whereof the conformity to the original is certified by a notary, shall be delivered to the Agent Bank.

4.2 In the absence of fulfillment by the Pledger of that provided in the preceding article 4.1, each of the Guaranteed Creditors is immediately authorized to perform or have performed in the name of the Company all the notations therein provided, charging the Company the related expenses.

4.3 The Broker, pursuant to the legislative Decree of February 24, 1998, No.213, will release, on each request of the interested party (pursuant to the provisions of in Article 6 of the present legal document of the


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

         Pledge) the certifications necessary for the exercise of the rights related to the Olivetti Shares and Warrants.

5.       GUARANTEE OF THE ESTABLISHER

5.1 The Pledger declares and guarantees to the Guaranteed Creditors the following:

         5.1.1 The Olivetti Shares established in Pledge represent, as of today, totalling 23.3% (twenty-three point three percent) of the entire share capital of the Company with voting rights and validly issued and entirely subscribed for their total par value of EURO 1,701,802,250= (one billion seven hundred one million eight hundred two thousand two hundred fifty EURO);

         5.1.2. Being the sole legitimate and exclusive owner of the Olivetti Shares established in Pledge, which are free of any guarantee or claim of a third party, of a collateral or personal nature, of any kind, exceptions to which resulting directly and exclusively from the applicable laws;

         5.1.3. Being the sole legitimate and exclusive owner of the Warrants, which are free of any guarantee or claim of a third party, of a collateral or personal nature of any kind, exceptions to which result directly and exclusively from the applicable laws.

6.       DIVIDEND AND VOTING RIGHTS

6.1 The Guaranteed Creditors acknowledge that the payment of dividends with regards to the Olivetti Shares established in Pledge will be effectuated in favor of the Pledger, but any event or circumstance defined as "Detrimental Event" in the Financing Contract will lead to every dividend payable by the Company (after the investigation of such a Detrimental Event) with regards to the Olivetti Shares established in Pledge (even if previously decided upon) being versed to the Guaranteed Creditors, according to the indications of the latter.

6.2 In derogation of the article 2352, first paragraph, of the civil code, the right to vote in the shareholders meeting relative to the Olivetti Shares established in Pledge will belong to the Pledger except in the case of an event or circumstance defined as "Detrimental Event" in the Financing Contract. In the case of any event or circumstance defined as "Detrimental Event" in the Financing Contract, the conventional derogation to 2352, first paragraph, of the civil code will lose all efficacy and the voting rights relative to the Olivetti Shares established in Pledge will be assigned automatically to the Guaranteed Creditors.

7.       ENFORCEMENT OF THE PLEDGE

7.1 For the enforcement of the pledge established on the strength of the present document, the Pledger recognizes that the Guaranteed Creditors are authorized, pursuant to the last paragraph of article 2797 of the civil code, to cause to be sold in its entirety or in part, and also in successive stages, the Olivetti Shares and Warrants established in pledge, conferring the task of the sale on the market to a stock brokerage firm or to another dealer specialized in the security market, including the Broker.

7.2     The implementation is under reserve of any other means of enforcement of


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

        the pledge and of the alienation of the Olivetti Shares and Warrants provided by applicable laws, including without limitation, the possibility of requesting in payment the Olivetti Shares or Warrants established as pledge.

8.       AGENT BANK

8.1 With the signing of the present document, IntesaBci and Unicredito, agree, pursuant to article 1723, second paragraph of the Civil Code, the appointment of Credito Italiano as Agent Bank.

8.2 The Agent Bank has the power of active and passive, substantial and trial representation with regards to the rights of pledge of the present document. Consequently, all rights and powers due to the Guaranteed Creditors or to each one of these pursuant to the present document and with regards to the rights of pledge established herein, will be able to be exercised by the Agent Bank, such as their mandate with representation, the authority to vote in the Company's shareholders' meeting, and when due to the Guaranteed Creditors, the right to collect dividends and all other sums and to take every legal action, including of a precautionary nature, with regards to the protection of the rights of pledge and their enforcement as provided above, on behalf of the Guaranteed Creditors.

8.3 As a result of the foregoing, the Pledger may send every communication to the sole Agent Bank (even if addressed to the other Guaranteed Creditors or to a single one of them, according to the circumstances) and to consider every communication originating from the Agent Bank relating to the Pledge and to the Olivetti Shares and Warrants established in pledge as originating also from the Guaranteed Creditors (or from one of them if thus specified), unless otherwise indicated in same communication.

8.4 That which is established in the preceding paragraph will also apply with regards to the provisions of the article that precedes it with reference to the exercise of voting and dividend payment rights relative to the Olivetti Shares established in Pledge.

9.       PLEDGER

9.1 The Pledger and the Guaranteed Creditors jointly designate the Broker as custodian of the Olivetti Shares and Warrants bestowed in pledge, with irrevocable instructions in the Guaranteed Creditors' vested interest:

         9.1.1 To commit the necessary shares in order to complete the Pledge pursuant to the present document;

         9.1.2 To maintain the Olivetti Shares and Warrants diligently until the payoff of the Pledge pursuant to the provisions of article 10 further forward;

         9.1.3 To hold the Olivetti Shares and Warrants bestowed in pledge until the payoff of the Pledge pursuant to the provisions of article 10 further forward;

         9.1.4 In the event that payoff of the Pledge by the Guaranteed Creditors then proceeds, on behalf of and upon directions of the Attaching Creditors, to the sale of the Olivetti Shares and Warrants, crediting the relative price to the Guaranteed Creditors on the basis of directions from the latter.



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

9.2 The Broker signs the present document of pledge as a sign of acceptance of the proper obligations pursuant to the present article.

10.      PAY-OFF OF THE PLEDGE

10.1 Upon the Pledger's complete satisfaction as to Guaranteed Creditors, the Pledge established on the strength of the present document will lose its force, and all the rights connected with the Olivetti Shares and the Warrants established in pledge will again rejoin the Pledger and at the expense of the latter, the Guaranteed Creditors will consent to the annotation of the cancellation of the pledge established on the strength of the present document, giving directions to the Broker pursuant to the Legislative Decree of February 24, No. 58 and with the CONSOB Regulation No.11768 under which the Olivetti Shares and Warrants are deposited.

11.      SELECTION OF DOMICILE AND COMMUNICATIONS OF OLIVETTI

11.1 For purposes of the present document and of the rights of guarantee being assigned therein, the Pledger and the Guaranteed Creditors select domiciles as agreed in the Financing Contract.

12.      APPLICABLE LAWS AND PLACE OF JURISDICTION

12.1 The present document and the rights of pledge established in same are governed by Italian law.

12.2 Under reserve of the circumstances of binding jurisdiction established in the law, the courts of Milan will have jurisdiction in the event of any controversy arising among the parties relative to the present document and the rights of guarantee established on the strength of same..

TAXES,  DUTIES AND FEES

13.1 The taxes, duties and fees of this document, of its consequent formulation and future cancellation are to be paid by the Pledger.

13.2 The present contract is subject to a registering tax in the case of its use in the exchange of commercial correspondence. In the case of registration, the tax will be applied in predetermined amount, as a deed of partnership of rights of guarantee by sole obligation of the pledger.




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                                   ENCLOSURE A

                      Annotations in the Shareholders Book

        It is acknowledged that Olimpia S.p.A. (the "Pledger"), with offices in Milano, holder of 1,701,802,250= ordinary shares (the "Olivetti Shares") of Olivetti S.p.A., company with offices in Ivrea (TO), Via Jervis 77 (hereinafter referred to as the "Company"), with a total par value of EURO 1,701,802,250= (one billion seven hundred and one million eight hundred and two thousand two hundred and fifty EURO); the shares of which in their entirety represent an interest equal to 23.3% of the capital of the Company, and 68,409,125 warrants (the "Warrants"), on the strength of this document established as pledge between the Pledger, IntesaBci S.p.A. ("IntesaBci"), Unicredito Italiano S.p.A ("Unicredito"), and Credito Italiano S.p.A. ("Credito Italiano") as Agent Bank and Broker, signed the 3rd of October, has established in pledge to IntesaBci, Unicredito and Credito Italiano the Olivetti Shares and Warrants as guarantee of the fulfillment of the Guaranteed Credits, as defined in the document of the establishment of the aforesaid pledge.

        -------------

        An Administrator





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                                      ooo

In case you agree with the present proposal, we request you show your acceptance by mailing to the Agent Bank a letter by you which reproduces the content of the present and is properly signed for acceptance by a representative authorized to bond Olimpia S.p.A. to the obligations contemplated in the ESTABLISHMENT OF PLEDGE ON SHARES AND WARRANTS OF OLIVETTI S.P.A. If you will be so kind as to also approve, specifically and with a separate signature, the provisions of articles 7 ENFORCEMENT OF THE PLEDGE and 12 APPLICABLE LAWS AND PLACES OF JURISDICTION (with reference to article 12.2).

Yours truly.

----------------------------------------

IntesaBci S.p.A. - Filiale di Milano

----------------------------------------

Unicredito Italiano S.p.A - Direzione Centrale

----------------------------------------

Credito Italiano  S.p.A. - Filiale Corporate di Milano Cordusio

                                                                              >>

We hereby communicate to you our acceptation of the provisions of the ESTABLISHMENT OF PLEDGE ON SHARES AND WARRANTS OLIVETTI OLIVETTI S.P.A. above.

Yours truly

------------------------------------

Olimpia S.p.A.

Dott.ssa Silvia Gironi     Dott. Francesco Tanzi

We approve specifically the provisions of articles 7 ENFORCEMENT OF THE PLEDGE and 12 APPLICABLE LAWS AND PLACES OF JURISDICTION (with reference to article 12.2).



------------------------------------

Olimpia S.p.A.

Dott.ssa Silvia Gironi     Dott. Francesco Tanzi


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